Exhibit 99.1

SOURCE: SmartMetric, Inc.

March 08, 2013 10:50 ET

SmartMetric's March 2013 Conference Call

Wall Street Brokers Appointed to Raise Funds for SmartMetric

NEW YORK, NY--(Marketwire - Mar 8, 2013) - SmartMetric, Inc. (OTCQB: SMME) -- Speaking this morning from New York, The President and CEO of SmartMetric, Inc., Ms. Chaya C. Hendrick said that she was delighted in the company's reception on Wall Street in its first round of funding with New York Brokers. She further said, having the support of very savvy and smart Brokers on Wall Street will help the company achieve its objectives both in the release of its first product, the MEDICALKEYRING (www.medicalkeyring.com) and its Patent Infringement lawsuit brought against both Visa and MasterCard that is scheduled for a trial by Jury on September the 9th, 2013.

The company President also said she was delighted with the response to the first conference call conducted by SmartMetric. The level of questioning and response from the listening audience was supportive of SmartMetric's plans as it moves forward. To hear a full recording of this teleconference you can go to the company's first page on its website under "white papers" or press this link: http://www.smartmetric.us/smartmetric/mp3/34315710_03-04-2013.mp3

To find out more please go to the SmartMetric website, www.smartmetric.com

About SmartMetric, Inc.
SmartMetric, Inc. has developed a portable biometric identity and transaction card capable of storing a wide variety of personal information while protecting you against identity theft and fraud. It is one of the most advanced portable identity authentication solutions in the world today. The card contains a biometric fingerprint scanner and reader which only you can unlock and is smaller and thinner than a credit card. The SmartMetric card is ideal for a wide range of consumers, including Personal, Government and Corporate. For more information please visit us at www.smartmetric.com

Safe Harbor Statement
Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors.

Contact Information

•      Contact Information

Investor Relations:
Jens Dalsgaard
ConstellationAA.com
415.524.8500

SmartMetric, Inc.
Ms. Chaya C. Hendrick
President & CEO
305.607.3910
www.smartmetric.com